Exhibit 15.1

Key Operating & Financial Statistics March 2020

PUBLIC BENEFIT CORPORATION Iroquois Valley Farmland REIT is one of the first public benefit companies in the US to offer investors direct exposure to a diversified portfolio of certified organic farmland. The Company raises funds through a combination of equity and debt securities and uses the capital to: • provide long - term land access to farmers through leases and mortgages • support the financial health of their businesses through operating credit lines. Iroquois Valley is an operating company, not a fund. The Company's revenue comes in the form of lease, mortgage, and interest payments. Corporate expenses follow a board - approved annual budget. Investor returns are via interest payments for Noteholders and cash dividends and appreciation of stock for Shareholders. The Company is a “Best for the World” B - Corp and Public Benefit Corporation whose goal is to create public benefit by enabling healthy food production, restoring soil, and improving water quality through the establishment of secure and sustainable farmland tenure. 2 OVERVIEW

PUBLIC BENEFIT CORPORATION 3 CAPITALIZATION – EQUITY ACCOUNT TYPE SHARE PRICE SHAREHOLDERS EQUITY VALUE $ in millions

PUBLIC BENEFIT CORPORATION 4 CAPITALIZATION – DEBT DEBT MATURITIES LIABILITY SOURCE HISTORICAL LEVERAGE RATIO DEBT FACILITIES Facility $ Outstanding Mortgages $1,339,830 Unsecured Promissory Notes $15,845,000 Lines of Credit $0 Total $17,184,830 $ in thousands

PUBLIC BENEFIT CORPORATION 5 SUBSCRIPTION DIVERSIFICATION FUNDING SOURCE INVESTMENT ACCOUNT VALUE INVESTOR LOCATIONS INVESTOR SUBSCRIPTIONS DC

PUBLIC BENEFIT CORPORATION 6 ASSET ANALYSIS OWNED & FINANCED ACRES

PUBLIC BENEFIT CORPORATION 7 ASSET ANALYSIS INVESTMENT MAP OWNED VS. MORTGAGE PRODUCTION MIX Iroquois Valley has purchased / financed over 55 farms. Our farmers are rooted in over 35 counties across 14 states.

PUBLIC BENEFIT CORPORATION 8 FARMER DEMOGRAPHICS FARMER AGE FARMER BY GENERATION ACRES TO YOUNG FARMERS REPEAT PURCHASES

PUBLIC BENEFIT CORPORATION 9 REVENUE ANALYSIS REVENUE VARIABLE RENT AVERAGE REVENUE PER FARMLAND INVESTMENT $ in thousands $ in thousands

PUBLIC BENEFIT CORPORATION 10 INVESTMENT ANALYSIS LIQUIDITY: SALES & REDEMPTIONS WOMEN FARMERS NUMBER OF FARMS ASSET VALUE BY STATE $ in thousands

PUBLIC BENEFIT CORPORATION 11 OPERATING ANALYSIS FUNDS FROM OPERATIONS OPERATING PROFITABILITY OPERATING EXPENSES DEBT SERVICE COVERAGE $ in thousands

PUBLIC BENEFIT CORPORATION 12 ASSET PERFORMANCE BAD DEBT EXPENSE TO ASSETS RETURN ON ASSETS RECEIVABLES TO ASSETS BAD DEBT EXPENSE

PUBLIC BENEFIT CORPORATION • Cover Page – Photo shows carrots being transplanted at Featherstone Farm in Minnesota. • Capitalization – Equity (as December 31, 2019) – Account Type: Total shares by account type; Individual or Joint accounts; Revocable Trusts; IRA, Tax Deferred = self - directed individual retirement account or other tax deferred investment account; Irr . Trust, Family Office, Foundations = irrevocable trusts, multiple member investment entities, foundations or non - profits – Shareholders: Number of equity shareholders as of end of each year – Equity Value: Year - end book value of equity of Iroquois Valley Farms LLC 2011 to 2016 (2011 - 2015 reported under investment company accounting; 2016 under operating company accounting) and Iroquois Valley Farmland REIT for 2017 and 2018. – Share Price: Management or Board’s estimate of share price. All historical prices have been adjusted to account for REIT conversion (4 - for - 1 split). • Capitalization – Debt (as of December 31, 2019) – Debt Maturities (thousands): Maturity year of outstanding debt obligations in thousands of dollars – Historical Leverage Ratio: Outstanding debt to asset value at end of year – Debt Facilities (thousands): Existing debt facilities and year - end outstanding amounts – Liability Source (as % of debt): Percentage of debt outstanding based on source of debt, excluding lines of credit 13 NOTES

PUBLIC BENEFIT CORPORATION • Subscription Diversification (as of December 31, 2019) – Funding Source: Number of subscriptions, by year from financial advisors vs. directly by investors – Investor Location: Primary state of residence for equity investors or note holders – Investor Subscriptions: Number of subscriptions, notes and equity, by year (individual notes counted separately from each other and separate from concurrent equity subscriptions) – Investment Account Value: Breakdown of investment size for shareholders • Asset Analysis – Owned & Financed Acres: Number of acres owned or financed by the Company at year - end – Investment Map: States in which Iroquois Valley has investments (as of December 31, 2019) – Production Mix: Based on farm type by asset value on owned and financed acres (for 2019 crop year) – Owned vs. Mortgage: Investment asset mix based on gross book value (as of December 31, 2019) • Farmer Demographics – Farmer Age Demographics: Breakdown of generational age grouping by farmer across lease & mortgage portfolio (as of December 31, 2019) – Acres to Young Farmers: Acres purchased for lease to Young Farmers through the Young Farmer Land Access Program – Repeat Purchases: Percentage of investment capital based on numbers times working with same farmer (as of December 31, 2018) – Farmer Generations: Breakdown of generational legacy by farmer (includes estimates when data not provided) (as of December 31, 2019) 14 NOTES

PUBLIC BENEFIT CORPORATION • Revenue Analysis (as of December 31, 2019) – Revenue: As reported in GAAP financial statements each year reported (reflects accrual accounting) – Variable Rent: As calculated within GAAP financial statements each year reported (reflects accrual accounting) – Revenue by Farm Investments: Total revenue by farms grouped by acquisition year • Investment Analysis (as of December 31, 2019) – Liquidity - Sales and Redemptions: Annual value of equity sold by existing members to outside parties or the company – Number of Farms Owned: Total number of farms owned at year - end – Women Farmers: “Involved” is defined as women on farm who are known operators and/or are named on lease / mortgage documents – Asset Value by State: Book value of owned and financed farmland • Operating Analysis (as of December 31, 2019) – all years prior to 2016 adjusted to operating reporting standards – Funds from Operations: Net income excluding depreciation, amortization, gains and losses from the sale of real estate, and asset impairments – Operating Expenses: Annual general and administrative expenses divided by year - end asset value – Debt Service Coverage: Annual EBITDA divided by total debt service – Operating Profitability: Funds from operations divided by revenue 15 NOTES

PUBLIC BENEFIT CORPORATION • Asset Performance (as of December 31, 2019) – Bad Debt Expense: Annual expense recorded in the income statement related to bad debt. – Bad Debt Expense to Assets: Annual bad debt expense divided by total assets – Receivables to Assets: Gross accounts receivable and interest receivables divided by invested assets at book value (gross) – Return on Assets: Funds from operations divided by total assets 16 NOTES